March 28, 2025

Joshua Copp

450 Marin Avenue

Mill Valley, CA 94941

Re: Terms of Separation

Dear Joshua:

I appreciated the time you spent speaking with me about the terms of your separation from Ceribell Inc. (the “Company”). This letter confirms the agreement between you and the Company concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a release of claims.

1.
Separation Date: March 19, 2025 is your last day of employment with the Company (the “Separation Date”).

2.
Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on March 19, 2025, we provided you a final paycheck in the amount of $127,587.23 for all wages, salary, bonuses, and any similar payments due you from the Company as of the Separation Date. This amount includes payment for your annual bonus in the amount of $123,377.00. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will process your reimbursement request pursuant to its regular business practice. By signing below, you acknowledge that the Company does not owe you any other amounts. You further acknowledge that you did not accrue any paid time off or vacation under the Company’s flexible paid time off policy and that you are not owed any vacation or other paid time off in connection with your separation from employment.
3.
Separation Compensation: In exchange for your agreement to the waiver of claims set forth in paragraph 6, below, and this Agreement becoming effective as described in paragraph 14, below, the Company agrees in addition to: (a) pay you a total of $85,500.00, less applicable state and federal payroll deductions and withholdings, which constitutes twelve (12) weeks base pay, within 30 calendar days after the Effective Date of this Agreement; and, (b) provided you timely elect COBRA coverage, pay on your behalf the COBRA premium for your first six (6) months of COBRA coverage. By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this agreement and that you would not otherwise be entitled to the separation compensation.

4.
Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5.
Confidential Information: You hereby acknowledge that you are bound by the attached agreement dated August 29, 2023, (the “Confidentiality Agreement”) and that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof. Nothing in this Agreement or the Confidentiality Agreement is intended to interfere with any communications or activity described in paragraph 8 below (“Permitted Communications and Protected Rights”), or to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Pursuant to 18 USC Section 1833(b), you cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

6.
Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE

MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing, this waiver and release of claims does not extend to: (i) any rights which as a matter of law cannot be waived and released, (ii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iii) any rights or claims that may arise after the execution date of this Agreement, and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to any Government Agency (including, without limitation, the right to receive an award from the SEC’s whistleblower program), you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief, including monetary recovery, from Government Agencies or otherwise based on any claims that you have released and the rights you have waived by signing this Agreement.

7.
Nondisparagement: Subject to the “Permitted Communications and Protected Rights” provision below, you agree that you will not disparage any of the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, provided that you may respond accurately and fully to any question, inquiry or request for information to the extent required by legal process or in connection with a Company investigation. For purposes of this Agreement, “disparage” includes, without limitation, comments or statements, whether oral or written, to the press, to the Releasees’ past or present employees or to any individual or entity with whom the Releasees have a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public or private statement, that in each case is intended to, or can be reasonably expected to, damage the business, integrity, reputation or good will of any of the Releasees. You agree that the obligations under this paragraph include (without limitation) refraining from publishing any disparaging remark on any blog, online social network or any other website (including, but not limited to, www.glassdoor.com), whether or not such comments are made anonymously.

8.
Confidentiality of Agreement: Subject to the “Permitted Communications and Protected Rights” provision below, the provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

9.
Permitted Communications and Protected Rights: You acknowledge that nothing in this Agreement prohibits or restricts you from initiating communications directly with, responding to any inquiry from, or providing information to or testimony before the SEC, EEOC, NLRB or any other Government Agency or self-regulatory organization, about actual or potential violations of laws or regulations. You further acknowledge that nothing in this Agreement prohibits or restricts you from engaging in communications or other activity protected under the National Labor Relations Act, from assisting others to engage in such communications or activity, or from assisting the NLRB in vindicating employee rights under the National Labor Relations Act. Moreover, nothing in this Agreement waives your right to testify in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged unlawful acts in the workplace (including, but not limited to, sexual harassment) on the part of any of the Releasees in the event that you are required or requested to attend such a proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature. In addition, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Furthermore, this Agreement shall not in any way limit your right to disclose factual information related to a claim filed in a civil action or a complaint filed in an administrative action regarding any act described in California Code of Civil Procedure Section 1001(a), including (without limitation) an act of workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting harassment or discrimination, as described in subdivisions (a), (h), (i), (j) and (k) of Section 12940 of the California Government Code. You are not required to obtain the Company’s prior authorization before engaging in such communications nor are you required to inform the Company about such communications. You understand that any such communications will not be considered a breach of your obligations under this Agreement.

10.
Legal and Equitable Remedies: You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

11.
Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12.
No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

13.
Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 5, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

14.
Modification: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.

15.
Governing Law: This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles.

16.
Execution: This agreement may be executed in counterparts which shall be deemed to be part of one original. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed, and to be valid and effective for all purposes.

17.
Review of Separation Agreement: You understand that you may take up to twenty-one (21) calendar days after the Separation Date to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. In the event that you sign this Agreement prior to the end of your 21-day consideration period, you acknowledge and agree that the decision to shorten your consideration period was knowing and voluntary and was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the consideration period, or by offering more favorable terms for signing the Agreement prior to the expiration of the consideration period. You understand you may revoke this Agreement within seven (7) calendar days after signing this Agreement and that the Separation Compensation to be provided to you pursuant to paragraph 3 will be provided only if and after this Agreement becomes effective, which will be the eighth calendar day after you sign this Agreement, provided that you do not revoke the Agreement before the end of that seven (7) day revocation period. If you choose to revoke this Agreement, you must deliver notice of such revocation in writing, by personal delivery, email or mail, to Kim McKeon, Senior Director, People Partnerships and Talent Development, Ceribell Inc., 360 North Pastoria Avenue, Sunnyvale, CA 94085 or kim.mckeon@ceribell.com. If mailed, the revocation must be properly addressed to the above addressee and postmarked no later than the last day of the revocation period.

If you agree to abide by the terms outlined in this letter, please sign this letter below and return it to me. I wish you the best in your future endeavors.

Sincerely,

Ceribell Inc.

By: /s/ Kim McKeon

Kim McKeon

Senior Director, People Partnerships and Talent Development

READ, UNDERSTOOD AND AGREED:

Signature: /s/ Joshua Copp Date: 3/28/2025
Joshua Copp